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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Cinergy Corp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2004

Dear Shareholder:

            You are cordially invited to attend the Annual Meeting of Shareholders of Cinergy Corp. to be held on Tuesday, May 4, 2004, at 9:00 a.m., local time, in Ballroom A of the Northern Kentucky Convention Center, One West RiverCenter Boulevard, Covington, Kentucky.

            As explained in the enclosed proxy statement, at this year's meeting you will be asked to vote for the election of three Class I directors, to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors and to consider any other business that may properly come before the meeting.

            It is important that all Cinergy shareholders, regardless of the number of shares owned, participate in the affairs of the Company. Last year, over 82% of Cinergy's shares were represented in person or by proxy at the Annual Meeting.

            Even if you plan to attend this year's meeting, it is a good idea to vote your shares now before the meeting, just in case your plans change. You may vote by using the toll-free telephone number provided or via the Internet. If you wish to use either of these methods, please follow the telephone or Internet voting instructions that are printed on your enclosed proxy card. Alternatively, you may mark, date and sign your proxy card and return it using the enclosed, postage-paid envelope.

            Whether you choose to vote by telephone, via Internet or by mail, your response is greatly appreciated.

            We hope you will find it possible to attend this year's meeting, and thank you for your continued interest in Cinergy.

                      Sincerely,

                      James E. Rogers
                      Chairman of the Board, President and
                      Chief Executive Officer

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 2004

            The Annual Meeting of Shareholders of Cinergy Corp. will be held on Tuesday, May 4, 2004, at 9:00 a.m., local time, in BALLROOM A of the NORTHERN KENTUCKY CONVENTION CENTER, One West RiverCenter Boulevard, Covington, Kentucky.

            The purposes of the Annual Meeting are to:

    •
    elect three Class I directors to serve for three-year terms ending in 2007;

    •
    ratify the selection of Deloitte & Touche, the members of Deloitte Touche Tohmatsu and their respective affiliates, as the Company's independent auditors; and

    •
    transact any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

            Shareholders of record at the close of business on Friday, March 5, 2004, may vote at the Annual Meeting. It is important that your shares be represented at this meeting.

            Whether or not you expect to be present at the Annual Meeting, please vote by toll-free telephone or Internet, or mark, date and sign the enclosed proxy card and return it using the enclosed, postage-paid envelope. Regardless of the manner in which you vote, we urge and greatly appreciate your prompt response.

By order of the Board of Directors,
JULIA S. JANSON Corporate Secretary

Dated: March 31, 2004

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202
(513) 421-9500

PROXY STATEMENT

Introduction

            Cinergy Corp. is a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935. Cinergy is the parent company of:

    •
    PSI Energy, Inc., our operating utility that provides electric service to our customers in north central, central and southern Indiana;

    •
    The Cincinnati Gas & Electric Company, our operating utility that provides electric and gas service to our customers in southwestern Ohio and, through a principal subsidiary, The Union Light, Heat and Power Company, to our customers in adjacent areas in Kentucky;

    •
    Cinergy Services, Inc., the subsidiary we use to provide a variety of centralized administrative, management and support services to our companies;

    •
    Cinergy Investments, Inc., the subsidiary we use to hold most of our domestic, non-regulated, energy-related businesses and investments, including natural gas marketing and trading operations; and

    •
    Cinergy Wholesale Energy, Inc., the subsidiary that, through a wholly-owned subsidiary, Cinergy Power Generation Services, LLC, provides electric production-related construction, operation and maintenance services to certain affiliates and non-affiliated third parties.

            Cinergy has other subsidiaries formed for a variety of purposes, including holding our interests in international businesses, new technology initiatives and investment opportunities in the telecommunications industry and in energy and power generation.

Mailing and Solicitation of Proxies

            This solicitation of proxies is made by Cinergy's Board of Directors for the Annual Meeting of Shareholders to be held on May 4, 2004. Cinergy's Annual Report to Shareholders, including our consolidated financial statements and accompanying notes for the year ended December 31, 2003, is also enclosed.

            We began mailing our proxy material to shareholders on or about March 31, 2004.

            Cinergy will pay the cost of the solicitation of proxies on behalf of the Board. We have retained the services of Georgeson Shareholder Communications, Inc. to help us mail the proxy material and to solicit proxies. Their fee for these services is $9,500, plus out-of-pocket expenses. We can solicit proxies by mail, personally or by telephone. Our officers and employees may assist in this process; however, they will not receive additional pay for these services. We have asked brokerage houses and other custodians, nominees and fiduciaries to forward our proxy material to the beneficial owners of Cinergy common stock, and we will reimburse them for their out-of-pocket expenses for doing so.

What You Are Voting On

            You are being asked to vote on:

    •
    the election of three Class I directors (Michael G. Browning, George C. Juilfs and Dudley S. Taft) for three-year terms ending in 2007; and

    •
    the ratification of the selection of Deloitte & Touche, the members of Deloitte Touche Tohmatsu and their respective affiliates ("Deloitte"), as the Company's independent auditors.

            The Board recommends that you vote FOR each of these items.

Who Can Vote

            Holders of record of Cinergy common stock on March 5, 2004, the record date, may vote at the Annual Meeting. Our common stock is our only voting security. There were 179,504,809 shares of Cinergy common stock outstanding on the record date. In order to conduct the Annual Meeting, holders of a majority of the outstanding shares must be present in person or represented by proxy so that there is a quorum. It is important that you vote promptly so that your shares are counted toward the quorum.

How You Can Vote

            By Proxy – Before the Annual Meeting, you can give a proxy to vote your shares of Cinergy common stock in one of the following ways:

    •
    by calling the toll-free telephone number;

    •
    by using the Internet; or

    •
    by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

            The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on your enclosed proxy card.

            If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares of Cinergy common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted FOR the election of all Class I nominees for director and FOR the ratification of the selection of Deloitte as the Company's independent auditors. We do not expect that any other matters will be brought before the Annual Meeting. However, by giving your proxy you appoint the persons named as proxies as your representatives at the Annual Meeting. If an issue comes up for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

            In Person – You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 5, 2004.

How You Can Revoke Your Proxy

            You may revoke your proxy at any time after you give it, and before it is voted, in one of the following ways:

    •
    by notifying Cinergy's Corporate Secretary in writing that you are revoking your proxy;

    •
    by giving another signed proxy that is dated after the proxy you wish to revoke;

    •
    by using the telephone or Internet voting procedures; or

    •
    by attending the Annual Meeting and voting in person.

How Votes Are Counted

            Each share of Cinergy common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. For the election of directors, the three persons receiving the greatest number of votes will be elected to the Board. Any other matter that may come up for vote at the Annual Meeting will be determined by the affirmative vote of the majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. In counting the vote on any other matter, abstentions will have the same effect as votes against the matter and shares that are the subject of a broker non-vote will be deemed absent and have no effect on the outcome of the vote. A broker non-vote occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under New York Stock Exchange listing standards, does not have discretionary authority to vote on a proposal.

            Cinergy has retained Corporate Election Services, Inc. to preliminarily count the votes. Inspectors of election will be appointed by the presiding officer at the Annual Meeting, and they will determine the final count and announce the voting results at the Annual Meeting.

ITEM 1.    ELECTION OF DIRECTORS

            Cinergy's Board is divided into three classes (Class I, Class II and Class III), with all classes currently equal in number. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The terms of the Class I directors will expire at the Annual Meeting.

            The Board has nominated:

    •
    Michael G. Browning, George C. Juilfs and Dudley S. Taft for re-election as Class I directors for three-year terms ending in 2007.

            If any director is unable to stand for re-election, the Board may reduce the number of directors or designate a substitute. In that case, the shares represented by your proxy may be voted for a substitute director. However, we do not expect that any nominee will be unavailable or unable to serve.

            The following brief biographies contain information about the three nominees for director and about the directors whose terms extend beyond the Annual Meeting. The information includes each person's principal occupation and business experience for at least the past five years. Mr. Rogers is the only director who is an employee of Cinergy, its subsidiaries or affiliates.

            The Board of Directors Recommends Voting FOR ALL Nominees, designated on the Proxy as Item 1.

Class I Director Nominees for three-year terms ending in 2007

MICHAEL G. BROWNING
    Director of Cinergy since 1994;
    Chair of the Compensation Committee and
        Member of the Audit Committee, Corporate Governance
        Committee and Executive Committee.
    Director of PSI since 1990. Age 57.

Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate development. He also serves as owner, general partner or managing member of various real estate entities.

GEORGE C. JUILFS
    Director of Cinergy since 1994;
    Member of the Compensation Committee and
        Public Policy Committee.
    Director of CG&E from 1980 to 1995. Age 64.

Mr. Juilfs is Chairman of the Board and Chief Executive Officer of SENCORP, an international holding company with subsidiaries that manufacture and market powered fastening systems. He is also the past Chairman of the Board of the Cincinnati branch of the Federal Reserve Bank of Cleveland.

DUDLEY S. TAFT
    Director of Cinergy since 1994;
    Chair of the Corporate Governance Committee and
        Member of the Executive Committee.
    Director of CG&E from 1985 to 1995. Age 63.

Mr. Taft is President of Taft Broadcasting Company, which holds investments in media-related activities. He is a director of Fifth Third Bancorp and Tribune Company.

Class II Directors with terms ending in 2005

THOMAS E. PETRY
    Director of Cinergy since 1994;
    Member of the Compensation Committee and
        Executive Committee.
    Director of CG&E from 1986 to 1995. Age 64.

Mr. Petry is retired as Chairman of the Board and Chief Executive Officer of Eagle-Picher Industries, Inc., a diversified manufacturer of industrial and automotive products. He is a director of U.S. Bancorp.

MARY L. SCHAPIRO
    Director of Cinergy since 1999;
    Chair of the Audit Committee and
        Member of the Public Policy Committee. Age 48.

Ms. Schapiro has served as Vice Chairman of NASD (formerly The National Association of Securities Dealers, Inc.) and President of Regulatory Policy and Oversight since May 2002. Previously, she was President and a board member of NASD Regulation, Inc. NASD has responsibility for regulating all member brokerage firms and individual registered representatives and for oversight of The Nasdaq Stock Market. Ms. Schapiro is also a member of the Board of Governors of NASD and serves as a director of Kraft Foods Inc.

PHILIP R. SHARP
    Director of Cinergy since 1995;
    Member of the Audit Committee and
        Public Policy Committee. Age 61.

Mr. Sharp is a Senior Policy Advisor to the law firm of Van Ness Feldman, PC. He served as a member of the Secretary of Energy's Advisory Board and chaired the Secretary's Electric System Reliability Task Force. A 10-term Congressman from Indiana, Mr. Sharp was a ranking member of the House Energy and Commerce Committee and was chairman of the House Energy and Power Subcommittee. He is a director of Distributed Energy Systems Corp.

Class III Directors with terms ending in 2006

PHILLIP R. COX
    Director of Cinergy since 1994;
    Chair of the Public Policy Committee and
        Member of the Corporate Governance Committee.
    Director of CG&E from 1994 to 1995. Age 56.

Mr. Cox is President and Chief Executive Officer of Cox Financial Corporation, a provider of financial and estate planning services. He is Chairman of the Board of Cincinnati Bell.

JAMES E. ROGERS
    Director of Cinergy since 1993;
    Chair of the Executive Committee.
    Director of PSI since 1988 and CG&E since 1994. Age 56.

Mr. Rogers is Chairman of the Board, President and Chief Executive Officer of Cinergy. Previously, he served as Vice Chairman, President and Chief Executive Officer. Mr. Rogers also holds, or has held, similar executive officer positions with Cinergy's principal subsidiaries. He is a director of Duke Realty Corp. and Fifth Third Bancorp.

JOHN J. SCHIFF, JR.
    Director of Cinergy since 1994;
    Member of the Audit Committee and
        Compensation Committee.
    Director of CG&E from 1986 to 1995. Age 60.

Mr. Schiff is Chairman of the Board and Chief Executive Officer of Cincinnati Financial Corporation, an insurance holding company, and The Cincinnati Insurance Company. He is a director of Fifth Third Bancorp and The Standard Register Company.

Meetings and Committees of the Board

            Our Board of Directors has affirmatively determined that, other than Mr. Rogers, no director has a material relationship with the Company and, therefore, all are "independent" pursuant to the New York Stock Exchange's listing standards. In this regard, the Board considered the limited business in which the Company engages with entities associated with Messrs. Schiff and Cox. In particular, Mr. Schiff serves as an executive officer of certain entities from which Cinergy or its affiliates purchase, at competitive rates, certain bond and/or insurance coverage in connection with the Company's or its affiliates' ordinary business needs. In 2003, entities of which Mr. Schiff served as an executive officer received, in the aggregate, approximately $45,000 related to these services. Mr. Cox serves as chief executive officer of Cox Financial Corp., a company that acts as a broker with respect to the Company's executive life insurance program. Cox Financial Corp. earned approximately $97,500 related to services in 2003, which was billed as of the end of 2003 but was paid in 2004. Upon consideration of these transactions, the Board determined that due to the nature and amount of these transactions, they do not interfere with Messrs. Schiff's and Cox's abilities to exercise independent judgment as directors of the Company.

            Cinergy's Board met 7 times during 2003. All directors, with the exception of Mr. Schiff, who had a medical condition requiring him to be absent from certain meetings, attended more than 75% of the total number of Board meetings and meetings of the committees on which they served. The Board has five standing committees to help carry out its responsibilities. Directors' committee memberships are included above with their biographical information.

            The Audit Committee met 14 times during 2003. During 2003, the Audit Committee members were Ms. Mary L. Schapiro (Chair), and Messrs. Michael G. Browning, John J. Schiff, Jr., and Philip R. Sharp. Each of its members is an "independent" director within the meaning of Sections 303.01(B)(2)(a), 303.01(B)(3) and 303A.02 of the New York Stock Exchange's listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. This Committee selects and retains a firm of independent public accountants to conduct audits of the accounts of Cinergy and its subsidiaries. It also reviews with the independent public accountants the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of Cinergy and its subsidiaries, and makes reports and recommendations to the Board as it deems appropriate. The Audit Committee is responsible for approving all audit and permissible non-audit services provided to Cinergy by its independent auditors. Pursuant to this responsibility, the Audit Committee adopted the Auditor Services Pre-Approval Policy which provides that the Committee will annually establish detailed services and related fee levels that may be provided by the independent auditor.

            Under the Policy, detailed audit services, audit-related services and tax services have been specifically pre-approved up to certain fee limits. In the event that the cost of any of these services may exceed the pre-approved limits, the Audit Committee must pre-approve the service. All other services that are not prohibited pursuant to the SEC's or other applicable regulatory bodies' rules or regulations must be specifically pre-approved by the Audit Committee. Any request for services that require Audit Committee pre-approval will be submitted to the Audit Committee by the CFO or Controller and a representative of Cinergy's Legal Department. The request must include a joint statement as to whether the request is consistent with the SEC's rules on auditor independence. Under the Policy, the Audit Committee may delegate specific pre-approval authority to one or more of its members but it may not delegate its responsibilities to pre-approve services performed by the independent auditor to management. The Auditor Services Pre-Approval Policy will be available on our website at www.cinergy.com upon adjournment of the Annual Meeting.

            Cinergy's Board has determined that Ms. Mary L. Schapiro is an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K. See above for a description of Ms. Schapiro's business experience.

            The Audit Committee's charter is included as Appendix A to this Proxy Statement and is available on our website at www.cinergy.com.

            The Compensation Committee met 3 times during 2003. During 2003, the Compensation Committee members were Messrs. Michael G. Browning (Chair), George C. Juilfs, Thomas E. Petry and John J. Schiff, Jr. Each of its members is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, and "independent" within the meaning of Section 303A.02 of the New York Stock Exchange's listing standards. The nature and scope of the Compensation Committee's responsibilities are described in the "Board Compensation Committee Report on Executive Compensation" below.

            The Corporate Governance Committee met 3 times during 2003. During 2003, the Corporate Governance members were Messrs. Dudley S. Taft (Chair), Michael G. Browning and Phillip R. Cox. Each of its members is "independent" within the meaning of Section 303A.02 of the New York Stock Exchange's listing standards. This Committee recommends to the Board the slate of nominees for director for each year's annual meeting and, when vacancies occur, names of individuals who would make suitable directors of Cinergy. It also consults with appropriate officers of Cinergy on matters relating to the organization of the Board and its committees.

            The other standing committees of the Board are the Executive Committee and the Public Policy Committee.

Audit Committee Report

            The Audit Committee has reviewed and discussed Cinergy's audited consolidated financial statements with management. Further, the Audit Committee has discussed with the independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61 (SAS 61 – Communication with Audit Committees), as amended, relating to the accountants' judgment about the quality of Cinergy's accounting principles, judgments and estimates, as applied in its financial reporting.

            The Audit Committee has also received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants' independence from Cinergy and its subsidiaries, and has discussed with the independent public accountants their independence.

            Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Cinergy's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

                      Audit Committee

                      Mary L. Schapiro, Chair
                      Michael G. Browning
                      John J. Schiff, Jr.
                      Philip R. Sharp

Compensation of Directors

            Each of Cinergy's directors, other than Mr. Rogers, is entitled to receive an annual retainer fee of $60,000, payable 50% in shares of Cinergy common stock granted under the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan (the "LTIP"), which may be voluntarily deferred at the director's election, and 50% in cash. Each such director also receives a fee of $2,000 for each Board meeting attended, an annual retainer fee of $6,000 for each Board committee on which he or she serves and a fee of $2,000 for each committee meeting attended. Chairpersons of the committees receive an additional annual retainer fee of $6,000. The fee is $1,250 for any Board or committee meeting held by conference call. Directors who are employees of Cinergy receive no compensation for their services as directors.

            The number of shares of Cinergy common stock payable as 50% of the annual retainer fee is determined by dividing $30,000 by the "Fair Market Value" (as defined in the LTIP) of a share of Cinergy common stock on January 1 of the year of payment. Unless voluntarily deferred, these shares are delivered to the director as soon as practicable after January 1 each year. If voluntarily deferred, the shares are credited to an individual bookkeeping account maintained by Cinergy on behalf of the non-employee director and must remain in the account until he or she ceases to be a director, at which time they will be distributed to the director. Each non-employee director's account is credited with dividends which are reinvested in additional shares of Cinergy common stock at the same time and rate as they are paid to holders of Cinergy common stock.

            Under our Directors' Deferred Compensation Plan, each non-employee director of Cinergy may choose to defer the portion of his or her fees that is otherwise payable in cash into a bookkeeping account denominated in either:

    •
    units representing shares of Cinergy common stock; and/or

    •
    cash.

            If deferred in units, dividends are credited to the director's account, acquiring additional units at the same time and rate as dividends are paid to holders of Cinergy common stock. Amounts deferred into a cash bookkeeping account earn interest at the annual rate (adjusted quarterly) equal to the interest rate on a one-year certificate of deposit for $100,000 (as quoted in The Wall Street Journal) on the first business day of the calendar quarter. Deferred units are distributed as shares of Cinergy common stock, and accrued cash accounts are paid in cash, generally commencing in the year immediately following the year in which the director retires from the Board.

            Under Cinergy's Stock Option Plan or under the LTIP, each non-employee director is granted a non-qualified stock option to purchase 12,500 shares of Cinergy common stock when he or she first is elected to the Board. All such options have exercise prices at least equal to 100% of the fair market value of Cinergy common stock on the date of the grant, vest at the rate of 20% per year over a five-year period and may be exercised over a ten-year term.

            Under Cinergy's Directors' Equity Compensation Plan, each non-employee director receives an annual award on December 31 equal to 450 shares of Cinergy common stock. Each such award is credited to a bookkeeping account maintained on behalf of the non-employee director and is paid beginning when he or she ceases to be a director. The accrual of future benefits under Cinergy's Retirement Plan for Directors was eliminated effective January 1, 1999. Each of our currently serving directors who had an accrued cash benefit under the Plan on that date converted the benefit to units representing shares of Cinergy common stock, payable commencing at the time of retirement from the Board. Each stock unit account in the Directors' Equity Compensation Plan and the Retirement Plan for Directors acquires additional units by the crediting of dividends to the account, at the same time and rate as dividends are paid to holders of Cinergy common stock.

Security Ownership of Certain Beneficial Owners and Management

            Listed on the following table are the owners of 5% or more of Cinergy's outstanding shares of common stock, as of December 31, 2003. This information is based on the most recently available reports filed with the Securities and Exchange Commission and provided to us by the companies listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	10,504,594 shares	(1)	5.9%
United States Trust Company of New York 114 West 47th Street New York, NY 10036	10,276,537 shares	(2)	5.8%

(1)
This information was obtained from the beneficial owner's Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2004.

(2)
This information was obtained from the beneficial owner's Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2004.

            Listed on the following table is the number of shares of Cinergy common stock beneficially owned by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group, as of the record date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Michael G. Browning	121,649 shares	*
Phillip R. Cox	22,229 shares	*
Michael J. Cyrus	383,403 shares	*
R. Foster Duncan	165,335 shares	*
William J. Grealis	465,272 shares	*
George C. Juilfs	46,125 shares	*
Marc E. Manly	44,686 shares	*
Thomas E. Petry	64,221 shares	*
James E. Rogers	1,959,688 shares	1.09%
Mary L. Schapiro	28,262 shares	*
John J. Schiff, Jr.	60,336 shares	*
Philip R. Sharp	31,904 shares	*
Dudley S. Taft	36,885 shares	*
All directors and executive officers as a group (19 persons)	3,711,917 shares	2.07%

*
Represents less than 1%.

(1)
Includes shares that there is a right to acquire within 60 days of March 5, 2004 in the following amounts: Mr. Browning – 22,229; Mr. Cox – 22,229; Mr. Cyrus – 248,200; Mr. Duncan – 144,500; Mr. Grealis – 255,400; Mr. Juilfs – 22,229; Mr. Manly – 40,000; Mr. Petry – 22,229; Mr. Rogers – 1,225,300; Ms. Schapiro – 21,445; Mr. Schiff – 21,284; Mr. Sharp – 19,729; Mr. Taft – 20,500; and all directors and executive officers as a group – 2,271,436.

Does not include units representing shares of Cinergy common stock credited under Cinergy's Retirement Plan for Directors, Directors' Equity Compensation Plan, Directors' Deferred Compensation Plan and 401(k) Excess Plan in the following amounts: Mr. Browning – 37,265; Mr. Cox – 10,259; Mr. Cyrus – 618; Mr. Duncan – 935; Mr. Grealis – 984; Mr. Juilfs – 16,885; Mr. Petry – 13,878; Mr. Rogers – 88,802; Ms. Schapiro – 6,507; Mr. Schiff – 13,500; Mr. Sharp – 6,873; Mr. Taft – 14,397.

Board Compensation Committee Report on Executive Compensation

            The primary responsibilities of the Compensation Committee include:

    •
    reviewing, approving and overseeing the process and substance of Cinergy's executive compensation policy;

    •
    reviewing and approving compensation for the Chief Executive Officer;

    •
    reviewing and making recommendations regarding non-CEO compensation; and

    •
    reviewing and approving the executive compensation plans and the administration thereof.

Compensation Policy

            Our executive compensation program is designed to promote the delivery of sustained superior performance for all of Cinergy's stakeholders. From a financial perspective, superior performance is defined as ranking in the top quartile for total shareholder return within the energy industry. Our program is designed to attract, retain and motivate the high quality executives needed to obtain that level of shareholder return. Furthermore, in an effort to strengthen the alignment of executive and shareholder interests, our strategy is to compensate executives using, whenever possible, stock-based compensation. The Committee has engaged an independent compensation consultant reporting directly to the Committee in order to ensure our executive compensation program and the individual components thereof are appropriate and competitive with the market. The significant components of our compensation program are discussed below.

            Total Compensation.    We provide executive officers a combination of fixed and variable pay, using base salary, short-term incentives and long-term incentives. These components, in the aggregate, are targeted at the 75th percentile of the energy industry proxy peer group. That energy industry proxy peer group is a subset of the companies included in the S&P Electric Supercomposite Index, comprised of companies with similar business models and market capitalization. Although we believe comparably-sized general industry companies constitute the appropriate comparative group for general corporate executive base salaries (see discussion below), we believe the energy industry proxy peer group is the appropriate comparative group for total compensation due to the inherent differences in risk associated with different industries.

            The Committee monitors each component of executive compensation and continuously reviews the performance of Cinergy and its executives in determining the targeted percentile level of compensation as compared to the applicable peer group.

            Base Salaries.    Base salaries for the senior executive group are reviewed annually and are targeted at the 50th–75th percentile with those provided by (i) the energy industry proxy peer group for utility specific executives, and (ii) comparably-sized general industry companies for general corporate executives. Comparably-sized general industry companies refer to a group of approximately 91 companies with similar revenue levels as Cinergy. The Committee believes that the Company's most direct competitors for general corporate executive talent are not necessarily limited to the companies included in the peer group used to compare shareholder returns on our Performance Graph; therefore, this general industry peer group is used as the comparator group for base salaries of general corporate executives.

            Increases in base salary are based on such factors as competitive industry salaries, Cinergy's financial results and an assessment of each executive's performance, responsibilities and skills.

            Annual and Long-Term Incentives.    Our annual and long-term incentive plans are intended to provide executive officers with the opportunity to earn total compensation targeted at the 75th percentile of the energy industry proxy peer group, as discussed above. The Committee strongly believes that annual and long-term incentive opportunities assist in motivating the behavior necessary to manage short- and long-term corporate goals successfully. This pay-for-performance emphasis results in a compensation mix in which targeted annual and long-term incentives, in the aggregate, make up, on average, at least 50% of the total annual compensation opportunity of the Chief Executive Officer and other executive officers (see "Annual Incentive Compensation" and "Long-Term Incentive Compensation" for a description of the annual and long-term incentive plans in which the named executive officers participate).

            Stock Ownership and Retention Requirements.    In a further effort to align the interests of its shareholders, its directors, Chief Executive Officer and other executive officers, the Board implemented a minimum stock ownership policy in August 2002. Under this policy, the Chief Executive Officer and the other executive officers are required to maintain a minimum ownership interest in Cinergy equal to five times and three times their annual base salaries, respectively, and directors are required to maintain a minimum ownership interest in Cinergy equal to two times their annual retainer. The executive officers and directors have a transition period to comply with this requirement. Cinergy also has a policy under which the directors, the Chief Executive Officer and the other executive officers are prohibited from disposing of any shares of Cinergy common stock acquired through the exercise of stock options (except to the extent necessary to pay the exercise price and/or any accompanying tax obligations) until 90 days after their termination from employment or other service with Cinergy.

Annual Incentive Compensation

            Approximately 350 employees, including all named executive officers, participated in Cinergy's Annual Incentive Plan ("AIP"). To advance our pay-for-performance emphasis, each participant is eligible to receive an incentive cash award or bonus only to the extent that certain pre-determined corporate and individual goals are achieved. In 2003, the corporate goal was based on the attainment of certain levels of net income. For corporate center employees and business unit chief executive officers (which include, among others, the named executive officers), the corporate net income goal and the aggregate individual goals were each weighted at 50% of the total possible award. For all other employees, the corporate net income goal was weighted at 50% of the total possible award, with business unit specific goals and individual goals weighted at 25% each.

            For 2003, potential awards ranged from 2.5% to 130% of an employee's annual base salary, depending upon achievement levels of the corporate and individual goals, and the employee's position. For purposes of this calculation, the Committee considered the appropriate annual base salary for the Chief Executive Officer to be $1,874,004, which includes $624,000 of a non-elective contribution made to the Cinergy Corp. 401(k) Excess Plan on his behalf in 2003 in lieu of a merit increase. The maximum annual incentive opportunity was 130% for the Chief Executive Officer and 105% for each of the other named executive officers. Pursuant to the terms of the AIP as approved by shareholders in 2002, in the event of a change in control (as defined in the plan), all relevant performance criteria would be deemed satisfied at the maximum.

            Achievement levels for goals under the AIP are based on a scale from 1.0 to 3.0. For 2003, the Committee determined that each of the named executive officers achieved a 3.0 for their individual goals, based on an assessment of the extent to which the goals were achieved. The goals included maintaining an investment grade rating for Cinergy's senior unsecured debt, maintaining a certain dividend level and implementing cost savings initiatives. Cinergy earned an achievement level of 2.0 for its corporate net income goal for 2003.

            In 2004, the AIP will be based on a corporate net income goal, business unit specific goals and individual goals. For approximately 50 of Cinergy's executives, including the named executive officers, 40% of their 2004 annual incentive bonus will be determined based on a corporate net income goal, 30% will be determined based on the successful implementation of certain cost savings initiatives and 30% will be determined based on individual goals.

Long-Term Incentive Compensation

            Cinergy has a long-term incentive compensation program under the terms of the Cinergy Corp. 1996 Long-Term Incentive Plan ("LTIP"). The LTIP is designed to align the long-term interests of our shareholders and management by providing incentives to increase total shareholder return. The LTIP ties a large portion of the participants' potential total compensation to long-term performance. This pay-for-performance approach provides an upside potential for outperforming peer companies, and downside risk for underperforming. Approximately 130 management employees, including all named executive officers, participated in the LTIP.

            The LTIP consists of overlapping three-year performance cycles, with a new three-year performance cycle starting each January 1. The cycle that ended December 31, 2003 covered calendar years 2001 through 2003, and the cycle that started on January 1, 2004 continues through December 31, 2006.

            For the performance cycle that started on January 1, 2003, the annualized target award opportunity ranged from 20% to 160% of an employee's annual base salary, depending on the employee's position within Cinergy. For purposes of this calculation, the Committee considered the appropriate annual base salary for the Chief Executive Officer to be $1,550,004, which includes a $300,000 non-elective contribution made to the Cinergy Corp. 401(k) Excess Plan on his behalf in 2002 in lieu of a merit increase. Due to the timing of the non-elective contributions, the $624,000 non-elective contribution included in Mr. Rogers' 2003 AIP calculation (see AIP discussion, above) was not included for purposes of calculating his target award opportunity under the LTIP performance cycle that commenced January 1, 2003. Rather, the 2002 non-elective contribution was used, and the 2003 non-elective contribution was included in the calculation of his target award opportunity for the cycle that commenced January 1, 2004. The target LTIP award opportunities are 160% for the Chief Executive Officer and 90% for each of the other named executive officers. Stock options comprise 25% of the total award under the cycles that are currently outstanding, and the Value Creation Plan (discussed below) comprises the other 75%. Pursuant to the terms of the LTIP as approved by shareholders in 2002, in the event of a change in control, as defined in the plan, vesting and payment of awards would accelerate, and all relevant performance criteria would be deemed satisfied at the maximum.

            The Value Creation Plan portion of the LTIP consists of a target grant of performance shares for each cycle. These performance shares generally vest only to the extent that Cinergy's total shareholder return ("TSR") targets for the cycle are met as compared with the TSR of a peer group of companies. This peer group consists of the companies in the S&P Electric Supercomposite Index as of the first day of the cycle, adjusted for certain specifically enumerated occurrences during the cycle of the type that would tend to distort the index (e.g., bankruptcies, transactions or potential transactions). TSR is calculated as share price appreciation plus dividends, divided by the stock price at the beginning of the cycle. Performance share awards are paid 50% in Cinergy common stock and 50% in cash.

            The Committee determined that Cinergy's TSR performance percentile for the cycle that ended December 31, 2003 was .736, which generally corresponds to an award of 162.6% of the target grant of performance shares.

Additional Awards

            The Committee may grant additional short-term or long-term awards to recognize increased responsibilities or special contributions, to attract new hires to Cinergy, to retain executives, or to recognize other special circumstances. In 2003, certain performance-

based restricted stock awards were granted to the named executive officers as shown in the Summary Compensation Table.

Other Programs

            Cinergy also provides its executive officers with life and medical insurance, pension, savings and compensation deferral programs, perquisites and other benefits that are competitive with market practices. The Committee considers all such benefits when reviewing the total compensation of the executive officers.

Chief Executive Officer

            Philosophy.    Our objective with respect to CEO compensation is to motivate and retain a chief executive officer committed to delivering sustained superior performance for all of Cinergy's stakeholders. As discussed above, our goal is to provide the Chief Executive Officer with a combination of fixed and variable pay, through base salary, short-term incentives and long-term incentives targeted at the 75th percentile of the energy industry proxy peer group. We also attempt to compensate the Chief Executive Officer using, whenever possible, stock-based compensation in an effort to strengthen his alignment with shareholder interest in stock price appreciation and dividend yield. The Chief Executive Officer is also provided perquisites and retirement benefits commensurate with those provided to chief executive officers of comparably-sized general industry companies.

            Base Salary.    In 2003, Mr. Rogers did not receive an increase to his base salary. In lieu of any merit increase, the Committee approved $760,000 of non-elective contributions for Mr. Rogers to the Cinergy Corp. 401(k) Excess Plan. (The non-elective contributions made for Mr. Rogers to the 401(k) Excess Plan are deemed invested in Cinergy common stock and are generally not payable until his termination of employment.) The Committee approved these non-elective contributions based primarily on Cinergy's accomplishments in the prior year and the Committee's assessment of Mr. Rogers' individual performance during that year. These contributions were also intended to assist in meeting our objective of compensating Mr. Rogers at the 75th percentile of total compensation provided to chief executive officers of the energy industry proxy peer group, consistent with the Committee's compensation policy outlined above. Additionally, Mr. Rogers elected to defer the portion of his base salary that otherwise might not have been deductible under Section 162(m) of the Internal Revenue Code.

            Annual Incentive Compensation.    For 2003, Mr. Rogers received a cash award under the Annual Incentive Plan in the amount of $1,920,854. The award was based on Cinergy's achievement of a 2.0 with respect to the corporate net income goal for the year and the Committee's determination of Mr. Rogers' achievement of a 3.0 with respect to his objective individual goals, which included maintaining a certain corporate governance ranking, and, similar to the other named executive officers, maintaining an investment grade rating for Cinergy's senior unsecured debt, maintaining a certain dividend level and implementing cost savings initiatives.

            Long-Term Incentive Compensation.    For the performance cycle of the LTIP that ended December 31, 2003, Mr. Rogers received a gross payout of approximately 54,158 shares of Cinergy common stock and $2,511,036, $412,675 of which was contributed to the Cinergy Corp. 401(k) Excess Plan.

            As stated above, the Committee emphasizes pay-for-performance. In this regard 71% of Mr. Rogers' 2003 compensation listed in the Summary Compensation Table was performance-based.

            Chief Executive Officer 2004 Compensation Package.    Consistent with our compensation philosophy described above, in early 2004, the Committee approved a new compensation package for Mr. Rogers, including a restated employment agreement (see "Employment Agreements" for a description of Mr. Rogers' restated employment agreement). Mr. Rogers has served as Chairman, President and CEO of PSI Energy, Inc. since 1988, as CEO of Cinergy Corp. since 1995, and as Chairman since 2000. The Committee decided that the new compensation package was appropriate based upon the long-term performance of Mr. Rogers, including the fact that under his leadership Cinergy's (and PSI Resources, Inc.) average total shareholder return was more than 50% above the industry average (13.7% vs. 9.2%).

            Additionally, Cinergy and its Board of Directors have been recognized nationally as leaders in corporate governance under Mr. Rogers' leadership. With respect to corporate governance matters, Cinergy ranks at the top of the S&P 500 and S&P utility indexes. Further, his efforts to have Cinergy become a leader on environment and sustainability issues resulted in Cinergy being named to the Dow Jones World Sustainability Index in 2003, its first year of application, and Cinergy being ranked in that index as the top utility in the U.S. and the second highest in the world.

            With this impressive track record, the Committee recognized that Mr. Rogers' leadership would be critical for guiding Cinergy's future in the challenging energy industry. To ensure that Cinergy retains Mr. Rogers' services during a very critical and volatile time in the industry, and to adequately compensate Mr. Rogers in light of his experience and tenure with Cinergy, the Committee developed a new compensation package to provide the level of compensation, including an incremental retirement benefit, justified by the market and other relevant circumstances.

            In order to ensure Mr. Rogers' new compensation package is consistent with Cinergy's executive compensation philosophy outlined herein, the Committee utilized the services of its independent compensation consultant for, among other things, benchmarking and cost analysis. The Committee also retained legal counsel to assist in preparing the terms and conditions of the restated employment agreement. During this process, the

Committee reviewed details of chief executive officer compensation arrangements of companies in the peer groups discussed above, as well as comparable companies, as measured by market capitalization, business model complexity, revenues, and past performance. The Committee believed this additional review of a broader group of companies was prudent in order to review and consider executive compensation practices and trends generally with respect to long-term commitments and issues, such as retirement and severance benefits. Based on the advice of legal counsel and the compensation consultant, as well as other research and analysis, the Committee concluded that Mr. Rogers' future compensation structure should be guided by the following principles, which were taken into consideration in developing Mr. Rogers' new compensation package:

    •
    increases in current fixed compensation (base salary) should be minimized; however, any freeze in salary should not depress incentive or benefit accrual opportunities;

    •
    total compensation growth should derive from performance, both short-term and long-term, and as measured both internally (against business objectives) and externally (shareholder return);

    •
    compensation should be (i) performance-based and (ii) stock-based (in lieu of fixed compensation growth) in order to further reinforce Mr. Rogers' alignment with shareholder interest in stock price appreciation and dividend yield; and, to the extent practicable, the compensation package should be structured to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code; and

    •
    retention incentives should be enhanced through continuing growth in overall compensation opportunity generally, and in the retirement benefit accrual, specifically.

Code Section 162(m)

            Internal Revenue Code Section 162(m) generally limits Cinergy's annual federal income tax deduction to one million dollars for compensation paid to each of the named executive officers. However, qualifying performance-based compensation is exempted from the deduction limit under certain conditions. The Committee attempts to qualify the named executive officers' compensation for full corporate deductibility; however, in an effort to remain competitive and attract and retain key management employees, certain compensation awarded in 2003 may not qualify for exemption from the deduction limit under Section 162(m) of the Internal Revenue Code.

Compensation Committee
Michael G. Browning, Chair George C. Juilfs Thomas E. Petry John J. Schiff, Jr.

Summary Compensation Table

            The following table shows, for the past three years, the compensation paid to our Chief Executive Officer and the other four most highly compensated executive officers in 2003. These amounts include payments for services in all capacities to Cinergy and its subsidiaries. We sometimes refer to the persons listed below as the "named executive officers."

Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards (#)	Securities Underlying Options/SARS (#)	LTIP Payouts(1) ($)	All Other Compen- sation(2) ($)
James E. Rogers Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	1,250,004 1,250,004 1,250,004	1,920,854 1,240,003 1,281,250	66,126 7,620 47,196		0 0 0	145,500 123,200 100,900	4,609,396 4,719,363 2,163,875	1,163,827 1,278,639 147,728
R. Foster Duncan Executive Vice President and Chief Financial Officer	2003 2002 2001	592,860 522,504 430,744	499,950 514,339 602,693	278,163 10,839 2,237	(3)	10,331 0 0	29,000 29,000 224,500	861,484 629,005 309,721	25,910 54,667 8,199
Michael J. Cyrus Executive Vice President of Cinergy, and Chief Executive Officer of the Commercial Business Unit	2003 2002 2001	589,560 575,004 575,004	493,500 488,615 345,002	3,958 1,165 15,129		4,427 0 0	31,300 31,900 27,100	1,074,176 1,507,497 1,745,652	24,087 48,360 26,716
William J. Grealis Executive Vice President Special Projects	2003 2002 2001	569,538 550,008 550,008	481,214 541,418 391,881	23,141 19,059 30,096		4,427 0 0	30,500 30,500 25,800	1,023,582 1,365,307 597,845	14,110 61,547 27,469
Marc E. Manly(4) Executive Vice President and Chief Legal Officer	2003 2002	479,760 59,376	395,802 55,665	221,132 123,613	(5)	4,427 0	25,100 231,200	381,711 60,166	19,513 3,407

(1)
Amounts appearing in this column reflect payouts relating to the LTIP.

(2)
Amounts appearing in this column for 2003 include for Messrs. Rogers, Duncan, Cyrus, Grealis and Manly, respectively: (i) employer matching contributions under the 401(k) and related 401(k) Excess Plan of $50,000, $23,718, $21,713, $8,000 and $16,570; and (ii) insurance premiums paid with respect to executive/group-term life insurance of $622, $2,192, $2,374, $6,110 and $2,943. For Mr. Rogers, the amount also includes (i) non-elective contributions of $760,000 that were provided in lieu of a merit increase, (ii) above market interest rate of $129,750 on amounts deferred under his Deferred Compensation Agreement and (iii) vesting under certain life insurance agreements of $223,455.

(3)
This amount includes $242,675 related to a relocation benefit.

(4)
Mr. Manly was first employed by Cinergy in November 2002.

(5)
This amount includes $188,839 related to a relocation benefit.

Option/SAR Grants Table

            The following table shows individual grants of options to purchase Cinergy common stock made to the named executive officers during 2003.

Individual Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
James E. Rogers	145,500	16.48%	33.88	1/1/2013	3,100,605	7,857,000
R. Foster Duncan	29,000	3.28%	33.88	1/1/2013	617,990	1,566,000
Michael J. Cyrus	31,300	3.54%	33.88	1/1/2013	667,003	1,690,200
William J. Grealis	30,500	3.45%	33.88	1/1/2013	649,955	1,647,000
Marc E. Manly	25,100	2.84%	33.88	1/1/2013	534,881	1,355,400

(1)
All options were granted pursuant to the LTIP effective January 1, 2003 and become exercisable on January 1, 2006, the third anniversary of the grant. In the case of a change-in-control of Cinergy or the retirement of an executive, all stock options become immediately exercisable.

(2)
The amounts shown in right-hand columns represent hypothetical potential appreciation of Cinergy common stock and do not represent either historical performance or, necessarily, expected future levels of appreciation. The actual values which may be realized, if any, upon the exercise of stock options will depend on the future market price of Cinergy common stock, which cannot be forecast with reasonable accuracy.

Aggregated Option/SAR Exercises and Year End Option/SAR Values Table

            The following table shows, for each named executive officer, information concerning (i) stock options exercised during 2003, including the value realized (i.e., the spread between the exercise price and the market price on the date of exercise), and (ii) the number of shares covered by options held on December 31, 2003 and the value of the person's "in the money" options. "In-the-money" value is the positive spread between the closing market price of Cinergy common stock on December 31, 2003 ($38.81 per share) and an option's exercise price per share.

			Number of Securities Underlying Unexercised Options/SARs at Year End (#)	Value of Unexercised In-The-Money Options/SARs at Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
James E. Rogers	305,735	4,368,081	1,033,320/560,680	8,132,598/3,554,029
R. Foster Duncan	0	0	80,000/202,500	548,800/1,284,315
Michael J. Cyrus	0	0	221,100/120,300	2,671,383/870,026
William J. Grealis	27,131	288,335	229,600/116,800	2,696,734/854,007
Marc E. Manly	0	0	40,000/216,300	288,400/1,502,295

Long-Term Incentive Plan Awards Table

            Both stock option grants and target awards of performance shares were made for the three-year LTIP performance cycle that began January 1, 2003. The stock option grants are reported on the "Option/SAR Grants Table" above. The following table reports potential payouts of performance shares awarded to the named executive officers during 2003.

			Estimated Future Payouts under Non-Stock Price-Based Plans(2)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
James E. Rogers	(1)	1/1/03 – 12/31/05	24,305	78,402	156,804
R. Foster Duncan	(1)	1/1/03 – 12/31/05	4,839	15,610	31,220
Michael J. Cyrus	(1)	1/1/03 – 12/31/05	5,224	16,851	33,702
William J. Grealis	(1)	1/1/03 – 12/31/05	5,094	16,432	32,864
Marc E. Manly	(1)	1/1/03 – 12/31/05	4,190	13,515	27,030

(1)
See "Option/SAR Grants Table."

(2)
Payouts of performance shares are tied to Cinergy's total shareholder return ("TSR") targets for a cycle as compared with the TSR of a peer group consisting of the companies comprising the S&P Electric Supercomposite Index as of the first day of the cycle, adjusted for certain specifically enumerated occurrences during the cycle of the type that would tend to distort the index (e.g., bankruptcies, transactions or potential transactions). See "Board Compensation Committee Report on Executive Compensation – Long-Term Incentive Compensation." The threshold, target and maximum amounts are earned if Cinergy's TSR meets or exceeds the 30th, 55th and 85th percentiles, respectively, of the peer group's TSR. Except in the case of a change in control, disability, death or retirement on or after age 50 during the cycle, a participant must be employed on the last day of a cycle to receive an earned award. See "Summary Compensation Table" above for payouts related to the cycle ended December 31, 2003 and "Board Compensation Committee Report on Executive Compensation – Long-Term Incentive Compensation" for additional information.

Pension Benefits

            At retirement, the named executive officers will receive benefits under our Non-Union Employees' Pension Plan, plus certain supplemental plans or agreements. Our Pension Plan is a defined benefit pension plan, to which participants do not contribute.

            Effective January 1, 2003, we amended our Pension Plan in connection with a new "Retirement Choice Program." Prior to 2003, the named executive officers participated in the Pension Plan's Traditional Program. At the end of 2002, each active participant in the Pension Plan was provided a one-time election to continue to earn benefits under the Pension Plan's Traditional Program or to earn future benefits under one of two new cash balance programs under the Pension Plan: the Balanced Program or the Investor Program (with these three programs being part of our same defined benefit Pension Plan). Each of the named executive officers other than Mr. Cyrus elected to continue to earn benefits under the Traditional Program; Mr. Cyrus elected to switch to the Balanced Program.

            The Pension Plan's formula for benefits under the Traditional Program takes into account the participant's highest average earnings, years of plan participation and covered compensation. Highest average earnings is the average annual earnings during the employee's three consecutive years producing the highest average within the ten years immediately preceding his or her retirement. Highest average earnings also includes any short-term incentive compensation. Covered compensation is the average social security taxable wage base over a period of up to 35 years.

            Our formula for calculating the annual pension benefit under the Traditional Program is:

    •
    1.1% of highest average earnings plus 0.5% of highest average earnings in excess of covered compensation,

    times the number of years of plan participation through 35 years,

    •
    plus 1.4% of highest average earnings times the number of years of plan participation over 35 years.

            Under the Balanced Program's benefit formula, an annual pay credit equal to 3%, 4% or 5% (depending on the participant's years of service) of a participant's eligible annual earnings is made to a hypothetical account established for the participant. In addition, a participant's account under the Balanced Program grows with annual interest credits, currently based on the 30-year Treasury bond rate. Cinergy may adjust the interest-crediting rate from time to time. Under the Investor Program's benefit formula, an annual pay credit equal to 2% of a participant's eligible earnings, regardless of the participant's number of years of service, is made to a hypothetical account established for the participant. In addition, a participant's account under the Investor Program grows with annual interest credits in the same manner as under the Balanced Program.

            Participants in the Balanced and Investor Programs, but not participants in the Traditional Program, are also entitled to receive profit sharing contributions to their account under Cinergy's 401(k) Plan. The amount of the profit sharing contributions will be based on Cinergy's performance, using the same measure as is used for awards under the Annual Incentive Plan. The profit sharing contributions will be made to Cinergy's 401(k) Plan and initially will be invested in Cinergy common stock. Potential profit sharing contributions can be as much as 5% of eligible earnings for participants in the Balanced Program and as much as 15% of eligible earnings for participants in the Investor Program. Cinergy may, from time to time, change the performance measure used to determine the amount of profit sharing contributions.

            Each year, the Internal Revenue Service establishes a maximum benefit amount and a dollar limit on the amount of pay that can be counted for purposes of benefits under a tax-qualified 401(k) plan or defined benefit pension plan. As a result, we also have an Excess Pension Plan and Excess Profit Sharing Plan, each of which is designed to restore benefits, calculated in accordance with the formulas given above, to those individuals whose benefits under the Pension Plan and 401(k) Plan otherwise would be reduced by the IRS limits. The Excess Pension Plan also considers certain nonelective contributions to the 401(k) Excess Plan when determining benefits. Each named executive officer is covered under our Excess Pension Plan and Mr. Cyrus is covered under the Excess Profit Sharing Plan as well.

            The following table shows the estimated annual pension benefits payable as a straight-life annuity under our Pension Plan's Traditional Program and Excess Pension Plan to participants who retire at age 62. The benefits are not subject to any deduction for social security or other offset amounts.

	Years of Service
Compensation	5	10	15	20	25	30	35	40
$500,000	$38,674	$77,349	$116,023	$154,697	$193,372	$232,046	$270,720	$305,720
750,000	58,674	117,349	176,023	234,697	293,372	352,046	410,720	463,220
1,000,000	78,674	157,349	236,023	314,697	393,372	472,046	550,720	620,720
1,250,000	98,674	197,349	296,023	394,697	493,372	592,046	690,720	778,220
1,500,000	118,674	237,349	356,023	474,697	593,372	712,046	830,720	935,720
1,750,000	138,674	277,349	416,023	554,697	693,372	832,046	970,720	1,093,220
2,000,000	158,674	317,349	476,023	634,697	793,372	952,046	1,110,720	1,250,720
2,250,000	178,674	357,349	536,023	714,697	893,372	1,072,046	1,250,720	1,408,220
2,500,000	198,674	397,349	596,023	794,697	993,372	1,192,046	1,390,720	1,565,720
2,750,000	218,674	437,349	656,023	874,697	1,093,372	1,312,046	1,530,720	1,723,220
3,000,000	238,674	477,349	716,023	954,697	1,193,372	1,432,046	1,670,720	1,880,720
3,250,000	258,674	517,349	776,023	1,034,697	1,293,372	1,552,046	1,810,720	2,038,220
3,500,000	278,674	557,349	836,023	1,114,697	1,393,372	1,672,046	1,950,720	2,195,720

            For purposes of the table, the estimated credited years of service at age 62 for the named executive officers are as follows: Mr. Rogers, 20 years; Mr. Duncan, 16 years; Mr. Grealis, 12 years; and Mr. Manly, 11 years. For purposes of this table, Mr. Rogers'

current highest average earnings is $2,915,713 and his covered compensation is $63,394. The estimated annual benefits payable upon retirement at normal retirement age for Mr. Cyrus under the Pension Plan's Balanced Program and the Excess Pension Plan is $158,064. This estimate is based on the assumption that: (i) Mr. Cyrus remains employed until normal retirement age; (ii) his compensation increases at an annual rate of 3%; (iii) he receives his target annual bonus each year; and (iv) current interest rates remain constant.

            In addition to our pension programs and Excess Pension Plan, we have a Supplemental Executive Retirement Plan ("SERP"). The Senior Executive Supplement portion of the SERP provides selected executive officers an opportunity to earn a pension benefit that will replace up to 60% of their final pay. Each participant accrues a retirement income replacement percentage at the rate of 4% (Mr. Manly's employment agreement provides for a SERP enhancement equal to the incremental benefit he would receive if his retirement income replacement percentage accrued at a rate of 5% rather than 4%) per year from the date that the participant begins service as a senior executive, up to a maximum of 15 years. The Senior Executive Supplement is an amount equal to a maximum of 60% of the greater of the employee's highest average earnings (as defined in our Pension Plan but including certain non-elective contributions under the 401(k) Excess Plan) or the final 12 months of base pay (including certain non-elective contributions to the 401(k) Excess Plan) and Annual Incentive Plan pay. The Senior Executive Supplement is reduced by the actual benefits provided under our pension programs and our Excess Pension Plan, and further reduced by 50% of the employee's age 62 social security benefit. Messrs. Rogers, Duncan, Cyrus, Grealis and Manly are covered under the Senior Executive Supplement. Based on the SERP and applicable employment agreements (discussed below), the estimated retirement income replacement percentage for each is 60%.

            Participants in the Excess Pension Plan and SERP may elect to receive the actuarial equivalent of their entire benefit under such plans in the form of a lump sum if they terminate employment prior to, or within the twenty-four month period beginning on the date of a change in control. In the absence of a change in control, participants may elect to receive one-half of such benefits in the form of a lump sum payable following their termination of employment.

            Our Executive Supplemental Life Insurance Program provides key management personnel, including the named executive officers, with additional life insurance during employment and with post-retirement deferred compensation. At the later of age 50 or retirement, the life insurance coverage is canceled and, instead, the participant receives the value of the coverage in the form of deferred compensation, payable in ten equal annual installments of $15,000 per year. Messrs. Rogers and Manly have also elected to participate in our Executive Life Insurance Plan, under which each is provided with term life insurance coverage in an amount equal to the amount of their respective annual base salary and target annual bonus. Cinergy pays the premiums with respect to this plan.

Employment Agreements

            In 2002, our employment agreements with our named executive officers, other than Mr. Rogers (whose agreement is described below) and Mr. Manly (who was hired in November of 2002), were amended and restated to provide benefits more comparable to industry standards, to incorporate a uniform definition of "change in control," and generally to provide standard severance benefits. In 2004, we amended and restated Mr. Rogers' employment agreement to make similar changes as well as to revise certain aspects of his compensation arrangement. See "Board Compensation Committee Report on Executive Compensation – Chief Executive Officer" for additional information. Set forth below is a description of the terms of the employment agreements currently in effect for our named executive officers.

            The term of the employment agreements expires on December 31, 2006. On December 31, 2004, and each year thereafter, the term is automatically extended for one additional year absent notice of earlier termination by either party.

            The named executive officers will receive the following annual salaries in 2004: $1,250,004 for Mr. Rogers, $630,360 for Mr. Duncan, $622,248 for Mr. Cyrus, $606,744 for Mr. Grealis and $499,056 for Mr. Manly. Each named executive officer is entitled to receive the same perquisites as are provided to other senior executives of Cinergy and to participate in the same benefit and retirement plans offered to our other executive officers, including the SERP, AIP and LTIP, with the target and maximum incentive awards under those plans to be not less than as specified in the employment agreements. We will also reimburse the named executive officers for taxes applicable to certain benefits they receive.

            In general, when a named executive officer retires after age 55 (age 62 for Mr. Manly), he will be entitled to a supplemental retirement benefit equal to the excess of 60% of his "highest average earnings," as defined in the SERP, over his total benefit under our Pension Plan, Excess Pension Plan and SERP. Surviving spouse benefits are also payable in certain circumstances. The supplemental retirement benefit provided to Mr. Rogers under his employment agreement differs in two ways: (i) over the next three years, his benefit will be increased from 60% to 65% of his "highest average earnings"; and (ii) his "highest average earnings" includes certain amounts deferred under deferred compensation arrangements and certain portions of the performance award discussed below. The executives generally have the right to receive their supplemental retirement benefit in the form of a single lump sum in the event that a "change in control" occurs and they terminate service prior to the second anniversary of the "change in control." In addition, we amended the employment agreements to provide that the executives have the right to make an advance election to receive one-half of their supplemental retirement benefit in the form of a single lump sum in the event of retirement or termination of service, regardless of whether a "change in control" occurs.

            We have the right under each of the employment agreements to terminate the executive's employment at any time upon a determination by a majority of our directors of "cause," which includes:

    •
    the willful and continued failure to perform;

    •
    a breach of the confidentiality provisions; or

    •
    the conviction of a felony or any willful or grossly negligent action or inaction by the executive that has an adverse effect on us.

            Each named executive officer may terminate his employment voluntarily for "good reason," which includes:

    •
    a reduction in compensation or other benefits, except for across-the-board reductions affecting all management personnel;

    •
    a reduction in the officer's title, duties or responsibilities;

    •
    Cinergy's breach of any material provision of the employment agreement;

    •
    the officer's physical or mental illness or injury; or

    •
    the failure by a successor entity to assume the employment agreement.

            If we terminate a named executive officer's employment for cause, or if the executive terminates his employment other than for good reason, then he will be entitled to receive under his employment agreement only his "accrued benefits," consisting of earned but unpaid compensation and benefits, including a pro rata portion of the executive's projected bonus under the Annual Incentive Plan.

            Outside the "change in control" context (i.e., prior to or more than twenty-four months after a "change in control"), if we terminate a named executive officer's employment without "cause" or the executive terminates his employment for "good reason," then, in addition to his "accrued benefits," the executive will be entitled to receive the following severance benefits:

    •
    three times his annual base salary plus the higher of his prior year annual bonus or his current year projected bonus (but not less than target);

    •
    continued medical and welfare benefits through the end of the term of the employment agreement or a cash equivalent (reduced by coverage obtained from subsequent employers); and

    •
    tax counseling services.

            In the "change of control" context (i.e., within twenty-four months after a "change in control"), if we terminate a named executive officer's employment without "cause" or the executive terminates his employment for "good reason," then the executive will be entitled to receive, in addition to his "accrued benefits," the following severance benefits:

    •
    three times the higher of his annual base salary and target annual bonus or his annual base salary in effect immediately prior to the change in control and annual bonus (based on the higher of his prior year annual bonus, his annual bonus for the year prior to the change in control, or his current year projected bonus (but not less than target));

    •
    the present value of any benefits under our Executive Supplemental Life Program;

    •
    full vesting of his accrued benefits under our Pension Plan, Excess Pension Plan and SERP (and with respect to Mr. Manly, the enhanced SERP benefit described above);

    •
    three additional years of age and service for purposes of calculating the supplemental retirement benefit and benefits under our Pension Plan, Excess Pension Plan and SERP;

    •
    welfare benefits for a thirty-six month period following termination of service or a cash equivalent (reduced by coverage obtained from subsequent employers);

    •
    a payment of $50,000 in lieu of additional automobile benefits; and

    •
    miscellaneous benefits including tax counseling services, country club dues and outplacement services.

            If the employment of a named executive officer is terminated other than by death, the executive will be entitled to reimbursement for reasonable relocation costs (reduced by relocation benefits obtained from subsequent employers). For Mr. Duncan, this benefit will include reimbursement for any loss he incurs on the sale of his principal residence. Cinergy will pay legal fees incurred by each named executive officer as a result of successfully disputing a termination of employment that entitles him to benefits under his employment agreement. In the event any payment made to a named executive officer results in the imposition of the golden parachute excise tax, Cinergy must make an additional payment to him to cover all such excise taxes and any taxes on the additional payments.

            Any stock options or stock appreciation rights held by the executives become immediately exercisable upon a change in control to the extent not otherwise provided in the applicable plan document. Moreover, if an executive terminates employment within twenty-four months following the change in control, his stock options and stock appreciation rights remain exercisable for at least three months following termination of employment.

            Under his employment agreement, Mr. Rogers received a $5 million performance-based phantom stock award (effective as of January 1, 2004) that will be credited to his account under the 401(k) Excess Plan on December 31, 2006, provided that performance measures established by the Compensation Committee have been satisfied as of that date. The credit to Mr. Rogers' account will be accelerated (without regard to the achievement of the performance measures) in the event he dies or is disabled, we terminate his employment without "cause", he terminates his employment for "good reason" or in the event of a "change in control." In order to further align the interests of Mr. Rogers and our shareholders, the credit, if any, to Mr. Rogers' account under the 401(k) Excess Plan will remain invested in phantom shares of Cinergy common stock until distributed, in cash, upon his retirement from the Company. Mr. Rogers will receive dividend rights, paid on a current basis, on the $5 million potential award starting on January 1, 2004. Moreover, $600,000 of the potential award will be included in Mr. Rogers' annual base salary for purposes of calculating his LTIP awards, annual bonus and supplemental retirement benefit beginning in 2004.

            Mr. Rogers is also entitled to certain severance benefits in addition to those described above. In particular, in the event that we terminate Mr. Rogers' employment without "cause" or he terminates his employment for "good reason," then, in addition to the benefits and payments described above, Mr. Rogers will be entitled to (i) a payment of $60,000 in lieu of additional automobile benefits and (ii) in the event such termination occurs outside the "change in control" context (i.e., either prior to or more than twenty-four months after a "change in control"), the aggregate amount that he would have received had he remained employed through the end of the employment term under the performance share awards that he holds on the date of his termination of employment.

Deferred Compensation Agreement

            Mr. Rogers has a long-standing deferred compensation agreement which provides that upon termination of his employment, for any reason other than death, Mr. Rogers will receive two 15-year annual cash benefits beginning the first January thereafter. The first annual cash benefit will begin being paid no later than January 2010 and will range from $247,000 if payment begins in January 2005 to $554,000 if payment begins in January 2010. The second annual cash benefit will begin being paid no earlier than January 2008 and no later than January 2010 and will range from $179,000 to $247,000. Comparable amounts are payable if Mr. Rogers dies before these payments begin.

Corporate Governance Committee Report

Philosophy and Responsibilities

            We believe that sound corporate governance has three components: (i) board independence, (ii) processes and practices that foster solid decision-making by both management and the board of directors, and (iii) balancing the interests of all of our stakeholders – our investors, customers, employees, the communities we serve and the environment.

            The Committee's function is to: (i) identify individuals qualified to become board members, consistent with criteria approved by the Board, and to select or recommend that the Board select the director nominees for the next annual meeting of shareholders; (ii) recommend to the Board directors for committee membership and chairpersons of the committees; (iii) develop and recommend to the Board a set of corporate governance principles applicable to the Company; and (iv) oversee the evaluation of the Board and management. The Committee's charter is available on our website at www.cinergy.com, the material terms of which are described below.

            Membership.    The Committee must be comprised of three or more members, all of whom must qualify as independent directors ("Independent Directors") under the listing standards of the New York Stock Exchange and other applicable rules and regulations.

            Responsibilities.    The Committee's responsibilities include, among other things: (i) determining director and committee member/chair compensation for those directors who are not also employees of the Company; (ii) implementing policies regarding corporate governance matters; (iii) assessing the Board's membership needs and recommending nominees; (iv) conducting annual evaluations of each director; (v) recommending to the Board those directors to be selected for membership on, or removal from, the various Board committees and those directors to be designated as chairs of Board committees; and (vi) sponsoring and overseeing performance evaluations for the Board as a whole, the directors and management.

            Investigations and Evaluations.    The Committee may conduct or authorize investigations into or studies of matters within the scope of the Committee's duties and responsibilities, and may retain, at the Company's expense, and in the Committee's sole discretion, consultants to assist in such work as the Committee deems necessary. In addition, the Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms, such fees to be borne by the Company. Finally, the Committee conducts an annual self-evaluation of its performance.

Governance Initiatives and Rankings

            In 2002 and 2003 we undertook several initiatives that establish our commitment to being a leader in corporate governance. These initiatives included: (i) redeeming our shareholder rights plan in September 2002; (ii) updating the charters of our Corporate Governance Committee, Compensation Committee and Audit Committee, as well as our board of governance guidelines and code of business conduct and ethics, well before new governance provisions so required and all of which comply with the proposed New York Stock Exchange Corporate Governance Listing Standards; and (iii) establishing a direct method of communication between shareholders and our Chairman and Co-Lead Directors. All of our Board committee charters, as well as our board of governance guidelines, code of business conduct and ethics, insider trading policy, Regulation FD policy, and standards of professional conduct for attorneys, are available on our corporate website. Any amendment to or waiver from our code of business conduct and ethics for executive officers or directors must be approved by the Board and will be posted on our corporate website. Additionally, during 2003 our Board of Directors held three executive sessions with independent directors only. As a result of our commitment to corporate governance, Cinergy has been recognized as a leader in this area by several leading rating agencies:

    •
    As of January 31, 2004, Institutional Shareholder Services ranked Cinergy in its Top 10 for corporate governance among its S&P 500 Group. We received a Corporate Governance Quotient of 98.3% in the S&P 500 Index Ranking and 100.0% in the Industry Ranking;

    •
    GovernanceMetrics International has rated Cinergy a 9.0 on a scale of 10.0 in both its home market and global market;

    •
    The Corporate Library gave us a "B" for our Board Effectiveness and rated us a "Low" investment risk.

Director Candidates

            Profile.    We look for the following characteristics in any candidate for nominee to serve on our Board: integrity and accountability; informed judgment; financial literacy; high performance standards; creativity; and, commitment. In addition, we look for candidates who may have the following attributes: free of any commitments or conflicts regarding the availability to attend Cinergy board meetings at regularly scheduled times; diversity of background and experience; experience in evaluating risk and the application of risk management techniques; and experience as a director of a public company.

            Nominees.    The Committee may engage a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the Board standing for re-election. In the past, the independent executive search firm of SpencerStuart has assisted the Committee in this effort. The third party's responsibility is to recommend, based on surveys of the then-current board members and the profile described above, the characteristics, skills and experiences that may complement our existing members and, to the extent possible, provide recommendations for nominees with such attributes. The Committee considers nominees recommended by shareholders on a similar basis, taking into account, among other things, the profile criteria described above and the nominee's experiences and skills. In addition, the Committee considers the shareholder-nominee's independence with respect to both the Company and the nominating shareholder. All of the nominees on the proxy card are current members of our Board and were recommended by the Committee.

            Shareholders interested in submitting nominees as candidates for election as directors must provide timely written notice to our Corporate Secretary at the Company's principal office in the State of Ohio. The notice must set forth: (a) as to each person whom the shareholder proposes to nominate for election as director: (i) the name, age, business address, and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of any shares of capital stock of the Company that are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to any then existing rules or regulations promulgated under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving notice: (i) the name and record address of such shareholder; (ii) the class and number of shares of capital stock of the Company that are beneficially owned by such shareholder; and (iii) the period of time such shareholder has held such shares. In addition, the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Committee to determine the eligibility of such proposed nominee to serve as a director. Shareholders interested in submitting a nominee should review the Company's bylaws to determine when the written notice must be received to be considered timely.

Shareholder Communications with Directors

            Shareholders can communicate with our Chairman, Mr. Rogers, and Co-Lead
Directors, Messrs. Browning and Taft, by email at lead.directors@cinergy.com. Messrs. Browning and Taft also preside over non-management executive sessions of our directors.

            We encourage all directors to attend our annual meeting. Eight of our nine directors were in attendance at the annual meeting in 2003.

Performance Graph

            The following line graph compares the cumulative total shareholder return of Cinergy common stock with the cumulative total returns during the same time period of the S&P Electric Supercomposite Index and the S&P 500 Stock Index. The graph tracks performance from December 31, 1998, through December 31, 2003, and assumes a $100 initial investment and dividend reinvestment.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Cinergy Common Stock	$100.00	$73.94	$115.95	$116.78	$124.27	$150.93
S&P Electric Supercomposite Index	$100.00	$80.92	$117.73	$95.60	$78.19	$93.32
S&P 500 Stock Index	$100.00	$121.04	$110.02	$96.95	$75.52	$97.18

Certain Relationships and Related Transactions

Director, Officer and Key Employee Stock Purchase Program

            During February 2000, under Cinergy's Director, Officer and Key Employee Stock Purchase Program, directors, officers and key employees were able to purchase shares of Cinergy common stock, thereby further aligning their interests with those of our shareholders. Five current directors and five current executive officers are participating in the financing portion of the Program described below. As of December 31, 2003, totals of $11,450,000 of common stock purchased by current directors and executive officers and $11,750,000 purchased by other current officers and key employees were being financed through the Program. Individual purchases financed through the Program ranged from $150,000 to $3,000,000. Pursuant to new legal requirements prohibiting loans made or arranged by Cinergy to officers and directors, no additional purchases have been permitted since February 2000, and the Program will terminate by its terms on February 25, 2005.

            Under the Program, participants had the option of financing the purchases through a five-year credit facility arranged by Cinergy with a bank. Loans to participants under the facility bear interest at the rate of 8.68% per year. Each participant is obligated to repay the bank the principal, interest and any prepayment fees associated with his or her loan, and each has assigned his or her dividend rights on the purchased shares to the bank to be applied to interest payments on the loan. Cinergy Services, Inc. and, in part, Cinergy have guaranteed repayment to the bank of 100% of each participant's loan obligations and the associated interest, and each participant has agreed to indemnify the guarantor for any payments made by it under the guaranty on the participant's behalf. A participant's obligations to the bank are unsecured, and no restrictions are placed on the participant's ability to sell, pledge or otherwise encumber or dispose of his or her purchased shares. If a participant incurs a prepayment penalty upon the prepayment of all his or her loans under the Program during the two-year period commencing upon a change in control of Cinergy, Cinergy will reimburse the participant for the prepayment penalty and related taxes.

Miscellaneous

            Mr. Benjamin C. Rogers, age 32, is the son of our Chairman, President and Chief Executive Officer and an employee with Cinergy Services, Inc., a subsidiary of Cinergy. For 2003, Mr. Benjamin Rogers received an aggregate of approximately $131,350 in base salary and bonus.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934 requires Cinergy's directors and executive officers, and any persons owning more than ten percent of Cinergy's common stock, to file with the SEC and New York Stock Exchange initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Cinergy. We prepare and file these reports on behalf of our directors and executive officers. To our knowledge, all Section 16(a) reporting requirements applicable to our directors and executive officers were complied with during 2003.

ITEM 2.    RATIFICATION OF SELECTION OF DELOITTE
AS THE COMPANY'S INDEPENDENT AUDITORS

            The Board of Directors of Cinergy Corp., upon recommendation of its Audit Committee, has selected Deloitte as independent auditors for Cinergy and its subsidiaries for the calendar year 2004.

            The Board of Directors Recommends Voting FOR ratification of the selection of Deloitte as the Company's independent auditors, designated on the Proxy as Item 2.

Independent Public Accountants

            On April 26, 2002, Cinergy's Board of Directors, upon recommendation of its Audit Committee, dismissed Arthur Andersen LLP ("Arthur Andersen") as independent public accountants for Cinergy and its subsidiaries, effective May 15, 2002, and approved the selection of Deloitte to serve as independent public accountants for Cinergy and its subsidiaries for 2003. Deloitte has been re-selected as independent public accountants for Cinergy and its subsidiaries for 2004.

            Arthur Andersen's reports on Cinergy's consolidated financial statements for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

            During 2000 and 2001, and the subsequent interim period through May 15, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference thereto in its reports on Cinergy's consolidated financial statements. Also, during those years and interim period, there were no "reportable events," as such term is used in Item 304(a)(1)(v) of Regulation S-K.

            During 2000 and 2001, and the subsequent interim period through May 15, 2002, Cinergy did not consult Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Cinergy's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

            Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Information on fees billed by Deloitte for services rendered during 2002 and 2003 follows.

Services Relating to Our Independent Public Accountants

Category	2002 Fiscal Year	2003 Fiscal Year
Audit Services	$2,498,300	$2,132,990
Audit-Related Services	$165,000	$309,200
Tax	$1,240,800	$497,242
All Other Services	$625,849	$2,394,276	(1)

(1)
In 2002, we entered into negotiations with Deloitte Consulting to perform services for the Company on the understanding that Deloitte was in the process of spinning-off Deloitte Consulting and therefore Deloitte Consulting would no longer be affiliated with our independent accountant. Deloitte was unable, however, to consummate the spin-off of Deloitte Counsulting. This amount reflects the final bill related to these services and the Company will incur no further fees related to this project.

            The Audit-Related Services included audits of our benefit plans, Gas Cost Recovery filing and analysis of proper hedge accounting for certain transactions. The Tax Services included international, federal and state preparations and compliance, as well as tax consultation. Tax compliance services accounted for approximately $137,600 of all Tax services. The Other Services related to services provided by Deloitte Consulting regarding cost savings initiatives.

Proposals and Business by Shareholders

            If you wish to submit a proposal for inclusion in the proxy statement for our 2005 annual meeting of shareholders, we must receive it by November 22, 2004.

            In addition, if you wish to introduce business at our 2005 annual meeting (besides that in the Notice of the meeting), you must send us written notice of the matter. Your notice must comply with the requirements of our By-Laws, and we must receive it no earlier than January 4, 2005 and no later than February 3, 2005. The individuals named as proxy holders for our 2005 annual meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

            Your proposal or notice should be mailed to Cinergy's Corporate Secretary at 139 East Fourth Street, Cincinnati, Ohio 45202.

By order of the Board of Directors,
JULIA S. JANSON Corporate Secretary

Dated: March 31, 2004

APPENDIX A

Charter of the
Audit Committee
of the Board of Directors
of Cinergy Corp.

  I.      Purpose

  The purpose of the Audit Committee (or the "Committee") is to (a) assist the Board of Directors with respect to its oversight of: (i) the integrity of Cinergy's financial statements; (ii) Cinergy's compliance with legal and regulatory requirements; (iii) the independent auditor's qualifications and independence; and (iv) the performance of Cinergy's internal auditing function and independent auditors; and (b) prepare the audit committee report as required by the Securities and Exchange Commission ("SEC"), to be included in Cinergy's annual proxy statement.

 II.    Membership

  The Audit Committee shall be comprised of three or more independent directors.

  The members of the Audit Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002 (the "Act") and the rules and regulations promulgated by the SEC pursuant to the Act.

  No director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. Any such determination must be disclosed in Cinergy's annual proxy statement.

  All members of the Audit Committee shall be, or within a reasonable time after appointment shall become, financially literate. The chairperson of the Audit Committee shall have accounting or related financial management expertise as may be required by the New York Stock Exchange.

  The members shall be nominated by the Corporate Governance Committee of the Board of Directors and appointed by the Board of Directors. The Corporate Governance Committee shall recommend, and the Board of Directors shall designate, one member of the Audit Committee as Chair. Members shall serve until their resignation, retirement, removal by the Board of Directors or until their successors shall be appointed and qualified. No member of the Audit Committee shall be removed except by majority vote of the independent directors then in office.

III.   Meetings and Procedures

  The Audit Committee shall meet once every fiscal quarter or more frequently as it believes is necessary or appropriate to fulfill its duties and responsibilities.

  The Committee shall also meet at least quarterly, in separate executive sessions, with (a) Cinergy's management, (b) Cinergy's internal auditors, and (c) Cinergy's independent auditors.

  The Committee shall fix its own rules of procedure, which shall be consistent with Cinergy's By-laws and this Charter. The Chairperson of the Audit Committee or a majority of the members of the Committee may call a special meeting of the Audit Committee. A majority of the members of the Audit Committee shall constitute a quorum.

  If the Committee deems it necessary, the Committee, at its sole discretion, may retain special accounting, legal or other advisors to assist it in carrying out its duties, the cost of such independent expert advisors to be borne by Cinergy. The Committee shall have access to all books, records, facilities and personnel of Cinergy. The Committee may request any Cinergy personnel, or outside legal counsel or outside auditors, to meet with the Committee or any of its members or advisors.

  Following each of its meetings, the Audit Committee shall deliver a report on the meeting to the Board of Directors, including a description of all actions taken by the Audit Committee at the meeting. The Audit Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of Cinergy.

IV.    Duties and Responsibilities

         The Audit Committee shall:

  Outside Auditors

  1.
  Have direct responsibility for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Cinergy.

  2.
  In consultation with management, review and, at the sole discretion of the Audit Committee, approve in advance all audit, and as provided in the Act, all permitted non-audit services. Approval of audit and permitted non-audit services may be made by one or more members of the Audit Committee as shall be designated by the Audit Committee, and the persons granting such approval, shall report such approval to the Audit Committee at each of the scheduled meetings of the Audit Committee.

  3.
  At least annually, obtain and review a report by the independent auditors addressing: the independent auditor's internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to address such issues; and (to assess the auditor's independence) all relationships between the independent auditor and Cinergy.

  4.
  Discuss with the independent auditors any disclosed relationships or services that may affect their objectivity and/or independence.

  5.
  Consider whether it is in Cinergy's best interest to rotate independent auditors or lead and reviewing audit partners more frequently than as required by applicable rules and regulations, and monitor the independent auditor's compliance with administrative, and all other applicable, rules and regulations.

  6.
  Instruct Cinergy's independent auditors that they are ultimately accountable to the Audit Committee and that the Audit Committee is responsible for the selection, oversight, evaluation and termination of the independent auditors.

  7.
  Review with the independent auditors any audit problems or difficulties including any restrictions on the scope of the independent auditor's activities or on access to requested information and management's response. Items to consider for review with the independent auditors include any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise); any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement; any "management" or "internal control" letter issued, or proposed to be issued, by the audit firm to the company; and the responsibilities, budget and staffing of Cinergy's internal audit function.

  8.
  Determine hiring policies for employees or former employees of the independent auditor.

  9.
  Attempt to resolve all disagreements between Cinergy's independent auditors and management regarding financial reporting.

  10.
  Receive and review a report from the independent auditors on matters including:

  (a)
  Critical accounting policies and practices to be used;

  (b)
  Alternative GAAP treatments of financial information that have been discussed with management, the ramifications of these alternative treatments and the independent auditor's preferred method; and

    (c)
    All written communications between the independent auditors and management, such as management letters or schedules of unadjusted differences.

  11.
  Evaluate the independent auditor's qualifications, performance and independence and present the Committee's conclusions to the full board.

  Financial Statements and Audit Results

  12.
  At least quarterly, and as may be appropriate, discuss with management and the independent auditors the results of the independent auditors' review of Cinergy's interim financial statements, prior to Cinergy's quarterly earnings release or to the filing of its Form 10-Q, whichever is earlier, as well as Cinergy's disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" ("MD&A").

  13.
  Review and discuss Cinergy's audited financial statements and the related auditors' report with management and the independent auditors prior to recommending their approval and inclusion in Cinergy's Form 10-K to the Board, as well as Cinergy's MD&A. In particular, as applicable before, during and after the audit process:

  (a)
  Discuss with financial management and the independent auditors any new auditing and accounting principles and practices that must or may be adopted and their impact on Cinergy's financial statements.

  (b)
  Determine through discussion with the independent auditors that no limitations were placed by management on the scope of their audit or its implementation and that there was a free exchange of information between Cinergy personnel and the independent auditors.

  (c)
  Discuss with the independent auditors their judgment about the quality, as well as the acceptability, of the accounting principles, which Cinergy applies in its financial reporting.

  (d)
  Periodically discuss areas of known financial risk and uncertainty with management and management's plans to deal with these risks and uncertainties.

  At least annually, the Committee must also review: (i) major issues regarding accounting principles and financial statement presentations (including changes in Cinergy's selection or application of accounting principles) and the adequacy of Cinergy's internal controls and special audit steps adopted in light of material control deficiencies; (ii) analyses setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements (including analysis of the effects of alternative GAAP methods on the financial statements); and (iii) the effect of regulatory and accounting initiatives, as well as off balance sheet structures on Cinergy's financial statements.

  Internal Accounting Procedures and Controls

  14.
  Review with management, including Cinergy's executive responsible for internal auditing, and the independent auditors, reports and recommendations relating to the integrity of Cinergy's internal accounting procedures and controls, including, but not limited to:

  (a)
  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Cinergy's ability to record, process, summarize, and report financial data identified by the independent auditor.

  (b)
  Any fraud, whether or not material, that involves management or other employees who have a significant role in Cinergy's internal control over financial reporting.

  15.
  Review Cinergy's plans for implementing any necessary or desirable improvements to its internal accounting procedures and controls.

  16.
  Monitor Cinergy's progress toward implementing any identified improvements.

  17.
  Review and evaluate the performance of the internal auditing function, including a review of the performance of Cinergy's executive responsible for internal auditing and, if appropriate, recommend the selection of a new person.

V.     Proxy Statement Reports

  18.
  The Audit Committee shall prepare the audit committee report as required by the SEC to be included in Cinergy's annual proxy statement.

VI.   Miscellaneous

  19.
  Discuss Cinergy's earnings press releases (paying particular attention to any use of "pro forma" or "adjusted" non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

  20.
  Discuss policies with respect to risk assessment and risk management as well as Cinergy's major financial risk exposures and steps management has taken to monitor and control such exposures.

  21.
  Establish procedures for (i) the receipt, retention and treatment of complaints received by Cinergy regarding accounting, internal control or auditing matters,

    and (ii) the confidential submission by employees of Cinergy of concerns regarding questionable accounting or auditing matters.

  22.
  Meet separately, periodically, with management, with internal auditors (or other personnel responsible for internal audit function) and with independent auditors.

  23.
  Report regularly to the full board.

VII.  Limits of Responsibility

  24.
  The Committee shall be mindful that its role is one of oversight and that it is not the duty or responsibility of the Committee to conduct audits or to determine if Cinergy's financial statements are complete and accurate and in accordance with generally accepted accounting principles. It is the responsibility of Cinergy's management to prepare the financial statements and the responsibility of Cinergy's independent auditors to conduct the audit.

VIII. Performance Evaluation

  The Audit Committee shall conduct an annual self-evaluation of its performance.

  In conducting this review, the Audit Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope.

  In conducting this review, the Audit Committee shall address all matters that it considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Audit Committee to the Board of Directors, the manner in which they were discussed or debated, and whether the number and length of meetings of the Audit Committee were adequate for the Audit Committee to complete its work in a thorough and thoughtful manner.

  The Audit Committee shall deliver to the Board of Directors a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the policies and procedures of Cinergy and/or its Board of Directors.

2004 Annual Meeting of Shareholders
May 4, 2004 at 9:00 a.m. local time

Northern Kentucky Convention Center
One West RiverCenter Blvd.
Covington, KY 41011
(859) 261-1500

Driving Directions to Northern Kentucky Convention Center

From Cincinnati North and/or Indianapolis West, via I-75 South

Take I-75 South into KY. Take the 5th Street/Covington Exit 192. Veer left off the exit. Follow 5th Street to Madison (6th stoplight), turn left on Madison. Follow Madison to RiverCenter Blvd. (Embassy Suites is in front of you to the right) – the Center is on your left.

From Cincinnati North via I-71 South

From I-71 South, follow the right lane (I-75 South) as it merges in with I-75. As you are crossing the Ohio River get in the far right lane. Take the 5th Street/Covington Exit 192. Veer left off the exit. Follow 5th Street to Madison (6th stoplight), turn left on Madison. Follow Madison to RiverCenter Blvd. (Embassy Suites is in front of you to the right) – the Center is on your left.

From I-471

From I-275 take 471 North to the Newport/Bellevue Exit #5. Turn left off the exit onto Route 8. Go straight, road will curve at Newport on the Levee, head toward stop light in left lane. Go through stop light to the next stop sign and turn right onto 4th Street. Follow this across the bridge to Madison Street in Covington. Turn right on Madison and follow toward RiverCenter Blvd. (Embassy Suites is in front of you to the right) – the Center is on your left.

From Kentucky via I-75/71 North

Take I-75 North to the 5th Street/Covington Exit 192. (If you have crossed the bridge to Cincinnati, you've gone too far) Veer right off the exit. Follow 5th Street to Madison (6th stoplight), turn left on Madison. Follow Madison to RiverCenter Blvd. (Embassy Suites is in front of you to the right) – the Center is on your left.

Parking is available on your right in the Kenton County garage or at the Embassy Suites garage at the end of the street.

Cinergy Corp. 139 East Fourth Street Cincinnati, OH 45202

VOTE BY TELEPHONE
Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone and follow the simple directions that will be presented to you to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website http://www.votefast.com and follow the simple directions that will be presented to you to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
1-800-542-1160	http://www.votefast.com	envelope provided

Vote 24 hours a day, 7 days a week! Your telephone or Internet vote must be received by 11:59 p.m. eastern daylight time on Monday, May 3, 2004 in order to be counted in the final tabulation.

CONTROL NUMBER:

Please sign and date this proxy where indicated below before mailing. /*\ Please fold and detach card at perforation before mailing. /*\
PROXY	CINERGY CORP.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 4, 2004.

The undersigned shareholder hereby appoints James E. Rogers, Marc E. Manly and Julia S. Janson, and each of them, proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Cinergy Corp. on Tuesday, May 4, 2004, and at any adjournment(s) thereof, as indicated on the reverse side and in accordance with the judgment of said proxies on any other business which may come before the meeting or any adjournment(s), all as set forth in the accompanying Notice and Proxy Statement, the receipt of which the undersigned acknowledges.

Signature(s)

Signature(s)

Date: , 2004

Please sign exactly as your name(s) appear on this proxy. If shares are held jointly, all joint owners should sign. If signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting.
It will expedite your admittance when presented upon your arrival.

CINERGY CORP.

2004 Annual Meeting of Shareholders

Tuesday, May 4, 2004, at 9:00 a.m. (local time)
Ballroom A
Northern Kentucky Convention Center
One West RiverCenter Boulevard
Covington, Kentucky

PLEASE ADMIT	Non-Transferable

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access our future shareholder communications (e.g., Annual Reports, Proxy Statements, interim communications) over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time after you give it by notifying Cinergy's Corporate Secretary in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

/*\ Please fold and detach card at perforation before mailing. /*\
PROXY	CINERGY CORP.	PROXY

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other business which may come before the meeting or any adjournment(s).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.

1.	Election of three Class I Directors (terms expiring in 2007)

Nominees: (01) Michael G. Browning (02) George C. Juilfs (03) Dudley S. Taft

	☐	FOR all nominees listed above (except as marked to the contrary below)

	☐	WITHHOLD authority to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee's name on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

2.	Ratification of Deloitte & Touche LLP as the Company's independent auditors.

☐ FOR	☐ AGAINST	☐ ABSTAIN
☐ Please check this box if you consent to access future annual reports and proxy material via the Internet only.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2004
PROXY STATEMENT
ITEM 1. ELECTION OF DIRECTORS
ITEM 2. RATIFICATION OF SELECTION OF DELOITTE AS THE COMPANY'S INDEPENDENT AUDITORS